Exhibit 5.1
November 24, 2020

Pioneer Energy Services Corp.
1250 N.E. Loop 410, Suite 1000
San Antonio, TX 78209
Re: Registration Statement on Form S-1 Filed by Pioneer Energy Services Corp.
Ladies and Gentlemen:
We have acted as counsel for Pioneer Energy Services Corp., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation and filing of the prospectus (the “Prospectus”) forming a part of the registration statement on Form S-1 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”), originally filed on the date hereof, for the resale from time to time, on a continuous or delayed basis, of (i) 749,428 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), (ii) up to $167,440,199 aggregate principal amount of the 5.00% convertible senior unsecured pay-in-kind notes due 2025 (the “Convertible Notes”), inclusive of $39,601,292 aggregate principal amount of additional Convertible Notes that are issuable as in-kind interest payments on the currently outstanding Convertible Notes through the maturity date, and (iii) up to 12,558,015 shares of our Common Stock issuable upon conversion of the Convertible Notes, by the selling securityholders identified in the Registration Statement, and to which this opinion has been filed as an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.
On May 29, 2020, pursuant to the Company’s emergence from bankruptcy and by operation of the prepackaged Chapter 11 plan of reorganization (the “Plan”), as confirmed by an order approving the Plan (the “Order”) entered by the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), the Company issued, among other securities, (i) 1,049,804 shares of Common Stock and (ii) $129,771,000 aggregate principal amount of Convertible Notes.
In rendering the opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement and the Company Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents as we have deemed necessary as a basis for the opinion expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR) to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.
In connection with the opinions expressed herein, we have examined and relied upon (i) the Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) certain resolutions adopted by the board of directors of the Company relating to the registration of the Common Stock and the Convertible Notes and related matters, (iv) the Registration Rights Agreement, (v) the Convertible Notes Indenture, (vi) the Convertible Notes, (vii) the Plan, (viii) the Order, and (ix) such other documents as we have considered necessary for the purposes of this opinion. Items (i) through (ix) above are collectively referred to in this letter as the “Company Documents.”
We have also assumed without verification (x) the legal capacity of all natural persons and (y) except to the extent expressly opined on herein and with respect to parties other than the Company, that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.
Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.The shares of Common Stock are validly issued, fully paid and non-assessable, and the shares of Common Stock issuable upon conversion of the Convertible Notes have been duly authorized and, when issued and delivered upon such conversion in accordance with the terms of the Convertible Notes and the Convertible Notes Indenture, will be validly issued, fully paid and non-assessable.
2.The Convertible Notes have been legally issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting creditors’ rights generally and general equitable or public policy principles (regardless of whether enforcement is sought in proceedings in equity or law).
3.The additional Convertible Notes to be issued as payment-in-kind on the Convertible Notes will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws relating to or affecting creditors’ rights generally and general equitable or public policy principles (regardless of whether enforcement is sought in proceedings in equity or law).
The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date of effectiveness of the Registration Statement unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws after that date.
This opinion is furnished pursuant to Item 601 of Regulation S-K and cannot be relied on for any other purpose.
Very truly yours,
/s/ Norton Rose Fulbright (US) LLP